Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2012 with respect to the consolidated financial statements and schedules of Aviv REIT, Inc. and Subsidiaries, and our report dated March 13, 2012 with respect to the consolidated financial statements and schedules of Aviv Healthcare Properties Limited Partnership and Subsidiaries, included in the Registration Statement (Form S-4) and related Prospectus of Aviv Healthcare Properties Limited Partnership and Aviv Healthcare Capital Corporation for the registration of its 7 3/4 % Senior Notes.

/s/ Ernst & Young LLP

Chicago, Illinois

April 16, 2012